Exhibit 1

28 May 2025

British American Tobacco p.l.c.

Completion of Block Trade of ITC Shares

Further to our announcement on 27 May 2025, British American Tobacco p.l.c. ("BAT or the "Group") has completed the block trade of 313,000,000 ordinary shares (the "Block Trade Shares") in ITC Limited ("ITC") to institutional investors by way of an accelerated bookbuild process (the "Block Trade"). The Block Trade Shares represent c.2.5 per cent of ITC’ issued ordinary share capital.

Net proceeds from the Block Trade amount to INR 121bn (approximately £1.05bn at current exchange rates).

As indicated in our announcement made on 27 May 2025, the transaction will provide BAT greater financial flexibility as it delivers on its commitment to invest behind transformation, deleverage and enhance shareholder returns.

The net proceeds from the Block Trade will also be utilised to extend the Group’s existing share buyback programme announced on 18 March 2024 (the “Programme”) by an additional £200 million, taking the total amount to be repurchased in 2025 to £1.1 billion.

The extension will begin following completion of the latest tranche of the Programme announced on 29 April 2025 and is expected to complete no later than 31 December 2025.

ENDS

Enquiries

Media Centre
+44 (0) 20 7845 2888 (24 hours) | press_office@bat.com | @BATplc

Investor Relations
Victoria Buxton: +44 (0)20 7845 2012 | IR_team@bat.com

About BAT

BAT is a leading global multi-category consumer goods business. Underpinned by world-leading science and R&D, our purpose is to create A Better Tomorrow™ by Building a Smokeless World where, ultimately, cigarettes have become a thing of the past. BAT’s purpose is backed by Omni™, an evidence-based manifesto for change which captures its commitment and progress.

BAT employs more than 48,000 people and, in 2024, generated revenue of £25.9bn, with an adjusted profit from operations of £11.9bn.

BAT’s aim is to have 50 million adult consumers of its Smokeless products by 2030 and generate 50% of its revenue from Smokeless products by 2035. BAT’s portfolio is made up of a growing range of nicotine and smokeless tobacco products which include its Vapour brand Vuse; Heated Product brand glo; and Velo, its Modern Oral (nicotine pouch) brand. After only a decade of investment in these products, the Group has delivered New Category revenue of £3.4bn in 2024, with strong progress in profitability on a category contribution level. BAT’s portfolio reflects our commitment to meeting the evolving and varied preferences of today’s adult consumers.

BAT is also reducing the use of natural resources, improving livelihoods, and delivering on its climate goals to be Net Zero across its value chain by 2050. BAT received a Triple A rating from CDP in 2024 for its disclosures on Climate Change, Water Security, and Forests, showcasing its commitment to environmental transparency and action.

A sustainability rating or award is not a recommendation to buy, sell or hold securities. A sustainability rating or award may be subject to withdrawal or revision at any time. Each sustainability rating and award should be evaluated separately of any other sustainability rating. The methodologies of any sustainability rating or award presented here may not be the same as those of other sustainability ratings, awards or methodologies that may be used by our stakeholders and may emphasise different aspects of sustainability practices and performance, and, thus, may not be representative of our sustainability performance in all respects.

Further information

The securities referred to herein will not be, and have not been, registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Forward-looking statements

This release contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook", "target" and similar expressions. These include statements regarding our customer target ambition, New Categories revenue targets and our sustainability targets, as well as statements regarding the increase in the share buyback programme.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary Statement” , "Group Principal Risks" and “Group Risk Factors” in the 2024 Annual Report and Form 20-F of British American Tobacco p.l.c. (BAT).

Additional information concerning these and other factors can be found in BAT’s filings with the U.S. Securities and Exchange Commission ("SEC"), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, http://www.sec.gov and BAT’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.